Exhibit 99.1

Greenbacker Renewable Energy Company LLC Acquires a 6.0 Megawatt Wind Farm in California

New York, NY – December 29, 2017- Greenbacker Renewable Energy Company LLC (“Greenbacker”) announced today, through a wholly owned subsidiary, it purchased Wagner Wind, LLC (“Wagner Wind”) from BayWa r.e. Wagner Wind is a 6.0 megawatt wind farm located in Palm Springs, CA that sells power to the City of Riverside, CA. Wagner Wind has a 20-year power purchase agreement, with approximately 15 years remaining as of the acquisition date. BayWa r.e. developed and constructed the facility which it placed in service in Q4 2012 and has operated continuously since that time.

“Adding a wind asset contiguous to our Golden Horizons solar facility in Palm Springs provides significant operational efficiencies in the ongoing management of both assets.” stated Charles Wheeler, CEO of Greenbacker. “As we strategically expand our portfolio of wind assets, we continue to focus on the broader strategy of acquiring premier commercial renewable energy assets with high-quality off-takers.”

With this acquisition, Greenbacker now owns 61.5 megawatts of wind power assets.

“The sale of our Wagner Wind project rounds up a successful year for our U.S. wind business and is the third project sold in 2017. We are preparing the next projects for construction and are looking forward to transacting with buyers and sellers on exciting projects.” says Florian Zerhusen, CEO of BayWa r.e. Wind, LLC.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that owns and operates a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

About BayWa r.e.

The international trading conglomerate BayWa AG pools all of its renewable activities in its subsidiary BayWa r.e. (renewable energy), which is predominately active in the wind and solar industry. Headquartered in Munich since inception in 1923, BayWa AG is a publicly traded company generating an estimated annual revenue of 15 billion Euros and employs over 17,000 individuals across its three core segments: Agriculture, Building Materials and Energy. With over 1,000 employees working in BayWa r.e. globally, the group has developed and constructed over 1,7GW and actively provides asset management for over 2GW. BayWa r.e. acquires, develops constructs and operates renewable energy projects as well as distributing PV components on a wholesale basis.

BayWa r.e. Wind, LLC is responsible for the groups North American activities in the wind sector. The company has been active in the U.S. since 2001 and was acquired by BayWa AG in 2011.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234